Exhibit 10.5
EXECUTIVE EMPLOYMENT AGREEMENT
THIS AGREEMENT is made as of the 1st day of October, 2006
BETWEEN:
CURTIS E. WEDDLE, III, a resident of the State of Texas (hereinafter called the “Executive”)
- and -
NORAM RESOURCES, INC. (hereinafter called “Noram” or “Company”), a Texas corporation and subsidiary of Ausam Energy Corporation (hereinafter called “Ausam”).
WHEREAS Noram is engaged in the business of oil and gas exploration and development and other related businesses;
AND WHEREAS Noram wishes to retain the services of the Executive to assist in the furtherance of its business;
NOW THEREFORE THIS AGREEMENT WITNESSES THAT IN CONSIDERATION of the mutual covenants and agreements herein contained and for other good and valuable consideration, it is agreed by the parties hereto as follows:
1.	DEFINITIONS

1.1	In this agreement, the following terms shall have the following meanings:
(a)	“AccruedPay” means, with respect to a termination of employment:
(i)	all Base Salary earned but not yet paid up to the date of termination or deemed termination of employment, less required withholdings;

(ii)	all accrued but unused vacation pay, less required withholdings; and

(iii)	all expenses properly incurred up to the date of termination in the carrying out of Executive’s duties.
(b)	“Agreement” means this agreement;

(c)	“Change in Responsibilities” means the occurrence of any of the following: (i) a material adverse change in the nature or scope of the Executive’s duties; (ii) any reduction in the Executive’s Base Salary; (iii) any material reduction in bonus opportunity or material withdrawal of benefits from the Executive not having

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general applicability to comparably situated executives; or (v) any other act which, based on objective considerations, reasonably leads the Executive to believe his employment will be terminated involuntarily within the twelve month period following a Change of Control, provided that the Executive gives written notice to Noram within ten (10) days of the claimed Change in Responsibilities occurring and the action complained of remains uncured after thirty (30) days following such notice;

(d)	“Change of Control ” means the purchase or acquisition of voting securities of Ausam and/or securities convertible into or exchangeable or exercisable for such voting securities, which results in a person, group of persons, persons acting jointly or in concert (within the meaning of the Securities Act (Alberta)) or persons who are associates of or affiliated with (within the meaning of the Securities Act (Alberta)) any such person, group of persons or any of such persons acting jointly or in concert, beneficially owning or exercising control or direction over voting securities of Ausam and/or securities convertible into or exchangeable or exercisable for such voting securities, so as to, assuming the conversion, exercise or exchange of all such securities, entitle such person, group of persons or persons acting jointly or in concert to cast fifty percent 50% plus one of the votes attached to all voting securities of Ausam;

Or in the event that (i) Noram becomes a wholly owned subsidiary of any company other than Ausam, (ii) Noram is recapitalized, spun off or otherwise changes its structure existing at the time of signature of this Agreement, or (iii) Noram is sold to a third party

(e)	“Effective Date” means 1 October 2006;

(f)	“Good Reason” means the occurrence, without the Executive’s written consent, of any one or more of the following: (i) the relocation of Executive’s principal place of employment to a location more than thirty (30) miles from his residence and the existing principal place of employment on the effective date of this Agreement; (ii) a material reduction in the Executive’s Base Salary or bonus opportunity, or a material reduction in the general level of his benefits not having

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general applicability to comparably situated executives of Noram; or (iii) a material breach by Noram of this Agreement; provided, however, “Good Reason” shall not exist unless the Executive gives written notice specifying the objectionable changes in conditions within thirty (30) business days of their occurrence, and Noram thereafter fails to correct such conditions within thirty (30) business days from the date on which it receives such notice.

(g)	“Just Cause”, when used in relation to the termination of employment of the Executive, includes: (i) material failure by Executive to perform satisfactorily the duties assigned to him by his superior or superiors; (ii) conviction of or plea to (including nolo contendre) a criminal offense by the Executive involving dishonesty or fraud or which is likely to injure Noram’s or Ausam’s business or reputation; (iii) misappropriation of any of Noram’s or Ausam’s property or assets; (iv) gross incompetence or negligence in the performance of his duties and responsibilities; (v) a material breach by the Executive of a material term of this Agreement which has not been cured within ten days of written notice to the Executive of such breach; and (vi) any other conduct on the part of Executive which causes or creates a substantial risk of causing serious financial or other injury to Noram or Ausam or their respective reputations or business interests.

(h)	“Permanent Disability” means that the mental or physical state of the Executive is such, that:
(i)	the Executive has, to a substantial degree, been unable, due to illness, disease, mental or physical disability or similar cause, to fullfil his obligations as an employee or officer of Noram for any period of ninety (90) days (whether or not consecutive) in any consecutive twelve (12) month period; or

(ii)	a court of competent jurisdiction has declared the Executive to be mentally incompetent or incapable of managing his affairs.

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2.	EMPLOYMENT & DUTIES

2.1	The Executive shall be employed as Vice President — Engineering of Noram as of the Effective Date and such employment shall continue indefinitely until terminated in accordance with this Agreement or unless as mutually agreed between the Executive and Noram.

2.2	The Executive shall carry out those duties and responsibilities which are assigned to him by the official to whom he may be instructed to report, which duties shall be in keeping with the Executive’s employment as Vice President — Engineering.

2.3	The Executive shall devote full time and attention to the business of Noram and discharge and carry out such duties, functions and powers as are incidental to the position of Vice President — Engineering; however, it shall not be a violation of this Section 2.3 for the Executive to engage in a voluntary activity or other public service that does not interfere with the Executive’s duties under this Agreement. In the performance of his duties, the Executive shall act honestly, in good faith and in the best interests of Noram, and shall exercise the degree of diligence and responsibility that a person having the Executive’s expertise and knowledge of the affairs of Noram would reasonably be expected to exercise in comparable circumstances.

2.4	The Executive recognizes that his primary business obligation is to Noram and agrees not to permit the pursuit of other interests to interfere with the fulfillment of his duties in that position. The Executive shall disclose actual or potential business conflicts of interest to the board of directors of Noram and which are included in Schedule B. Any uncertainty as to whether such a conflict exists shall be raised by the Executive for determination by the board of directors of Noram, acting reasonably. The Executive shall conduct himself so as to avoid an actual or potential conflict of interest.

3.	COMPENSATION

3.1	The Executive will be compensated for his services based on the attached Schedule A, which is incorporated as a part of this Agreement.

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4.	EXPENSES

4.1	Noram shall reimburse the Executive for all reasonable travel and other expenses and professional fees actually and reasonably incurred in the performance of his duties on behalf of Noram. Reimbursement will be made upon the submission of a written itemized expense claim and proper supporting documentation within a reasonable time after such expenses have been incurred.

5.	NON-DISCLOSURE & CONFIDENTIALITY

5.1	The Executive acknowledges that, as a result of the Executive’s employment by Noram, the Executive shall be making use of or acquiring information about certain matters and things which are confidential to Noram or Ausam and which information is the exclusive property of Noram or Ausam or a third party with whom Noram or Ausam does business or has pursued prospective business, including all confidential information acquired by or made available to the Executive by Noram, Ausam or their representatives, which shall include trade secrets, offering memoranda, financial information, plans, engineering reports, environmental reports, legal opinions, names of shareholders, private investors, joint venture partners and limited partners, geological information, land and lease information, well data, project data, seismic information, gas, liquids or products processing, and marketing terms and arrangements or other such information as may be material to Noram or Ausam, which information is or may be either applicable to or related in any way to the assets, business or affairs of Noram or Ausam, together with all analyses, compilations, notes, data, studies or other material documents or copies thereof prepared by or for Noram or Ausam (collectively, the “Confidential Information”).

5.2	Confidential Information shall not include any information that (i) was in the possession of or known to the Executive, without any obligation to keep it confidential, before it was disclosed to the Executive by Noram or Ausam or through the Executive’s involvement with Noram; or (ii) is or becomes public knowledge through no fault of the Executive; or (iii) is disclosed by Noram to other persons without any restriction on its use or disclosure; or (iv) is or becomes lawfully available to the Executive from a source other than Noram or Ausam, which source is legally permitted to disclose such information and is not under confidentiality restrictions.

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5.3	As a material inducement to Noram to employ the Executive and to pay to the Executive compensation for such services to be rendered to Noram by the Executive, the Executive agrees that the Executive shall not, except with the prior written consent of Noram, or except if the Executive is acting as an employee of Noram solely for the benefit of Noram in connection with Noram’s business and in accordance with Noram’s business practices and employment policies, at any time during or following the term of the Executive’s employment by Noram, directly or indirectly, disclose, reveal, report, publish, transfer or use for any purpose any of the Confidential Information which has been obtained or disclosed to Executive as a result of the Executive’s employment by Noram.

5.4	Disclosure of any Confidential Information of Noram shall not be prohibited if the disclosure is directly pursuant to a valid and existing order of a duly authorized court or other governmental body or agency; provided, however, that the Executive shall give prompt notice to Noram of any possible or prospective order (or proceeding pursuant to which any order may result) requiring such disclosure so that Noram shall have a reasonable opportunity to contest or limit any disclosure.

5.5	All documents (paper or electronic) or other tangible things that contain, reflect or refer to Confidential Information shall be returned by Executive to Noram upon termination of Executive’s employment, regardless of the reason or circumstances of such termination. Executive’s return of such information and things, as well as any other property belonging to Noram or Ausam, shall be a pre-condition to payment of any sums or provision of any benefits to Executive under the termination provisions of this Agreement.

6.	FIDUCIARY OBLIGATIONS

6.1	The Executive acknowledges and agrees that he is a fiduciary of Noram and he agrees to be bound by his fiduciary obligations following his resignation or termination from Noram for any reason.

7.	POST-TERMINATION COVENANTS

7.1	Non-Competition. The Executive, directly or indirectly, shall not engage in or participate in the ownership, management, operations or control of, or be connected with,

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as a principal, agent, independent contractor, consultant, director, officer, employee, advisor, stockholder, partner, or in any other individual or representative capacity providing management or other services, any entity or person engaging or seeking to engage in oil and gas exploration or production activities with respect to any property in which Noram or Ausam has, or had during Executive’s employment, an interest or which was a prospect considered by Noram or Ausam while Executive was employed; provided, that it shall not be a violation of this section for the Executive to become the registered or beneficial owner of up to one percent (1%) of any class of the capital stock of a publicly held corporation on the condition that the Executive does not actively participate in the business of such corporation until such time as these restrictions expire.

7.2	Non-Solicitation of Business Opportunities. The Executive shall not, directly or indirectly, for his benefit or for the benefit of any other person, firm, or business, solicit from any property owner any interest in property for the purpose of oil or gas exploration or production activities with respect to any property in which Noram or Ausam has, or had during Executive’s employment, an interest or which was a prospect offered to or considered by Noram or Ausam while the Executive was employed.

7.3	Restricted Period. The restrictions imposed by Sections 7.1 and 7.2 above shall be effective during the period of the Executive’s employment by Noram and for twelve (12) months following the termination (including by resignation) of the Executive’s employment, regardless of the reason for or circumstances of such termination.

7.4	Non-Solicitation of Employees. The Executive agrees that for a period of twenty four (24) months following the termination of the Executive’s employment for any reason (including by resignation), the Executive shall not directly or indirectly solicit, divert, hire, retain, employ or take away any employees or consultants of Noram or Ausam, whether such new employment or retainer is with or without compensation, unless as mutually agreed between the Executive and Noram.

7.5	Reasonableness of Restrictions. The Executive agrees and acknowledges that the time limitations and scope of the restrictions in this Article 7 are reasonable and properly required for the adequate protection of the exclusive property and business of Noram and

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in exchange for Noram’s agreement to employ Executive and the Confidential Information to be provided to Executive in the course of his employment.

7.6	Remedies. Executive acknowledges and agrees that any threatened or actual violation on his part of any of the covenants contained in this Article 7 would necessarily result in irreparable harm and injury to Noram or Ausam for which they would have no adequate remedy at law, and that, consequently, Noram or Ausam will be entitled to have any threatened or actual breach of any restrictive covenant in this Article 7 enjoined. Such injunctive relief shall be in addition to, and not in lieu of, any other relief at law or in equity to which Noram or Ausam may be entitled.

8.	TERMINATION BY EMPLOYER FOR JUST CAUSE

8.1	Noram may terminate this Agreement and the Executive’s employment at any time for Just Cause without notice to the Executive and without payment to the Executive of any compensation or severance in lieu of notice. Upon termination of employment for Just Cause, Noram shall pay, and shall only be obligated to pay, to the Executive the Accrued Pay, which shall be paid no later than thirty (30) days following termination of employment.

9.	TERMINATION BY EMPLOYER WITHOUT JUST CAUSE OR RESIGNATION FOR GOOD REASON

9.1	If the Executive’s employment is terminated by Noram for any reason other than Just Cause and other than in accordance with Sections 10 or 11, or if the Executive resigns for Good Reason, then Noram will pay to the Executive, in a lump sum no later than thirty (30) days following termination of employment, an amount equal to one year of Base Salary (using the higher salary the Executive has received at any time during the two (2) years immediately prior to the termination), less required withholdings. Additionally, Noram will continue to provide the Executive, for a maximum period of twelve (12) months, with such medical and dental, short and long term disability, and life insurance coverages, on the same terms and at the same cost to the Executive, as were in effect on the last day of his active employment. This will be accomplished, with respect to medical and dental coverage, by reimbursing the Executive for premiums he incurs (less the premiums he would have paid as an active employee) based on the exercise of his

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right to continuation of coverage under COBRA. If Executive’s continued participation in any of Noram’s other identified benefits plans is not feasible for any reason, then Noram will reimburse the Executive, quarterly upon his submission of proper documentation, for his incurred premium costs (less the premiums he would have paid as an active employee) in obtaining comparable alternative coverages, The Executive’s right to continued coverage under Noram’s above identified benefits plans, and his right to reimbursement for premiums paid for comparable alternative coverages, shall terminate upon his obtaining other employment and becoming eligible for generally comparable benefits as a result of such new employment. The Executive shall be solely responsible for any and all taxes owed on any benefits received by or sums paid to him under this Section 9.1. The Executive shall not be entitled to any other payments, compensation or benefits under this Agreement (except for Accrued Pay). As conditions precedent to Noram’s obligation to make the above described payment, the Executive shall (i) provide a written resignation of all director and officer positions held in Noram (and, if applicable, in Ausam) and any of its (their) subsidiaries or other related entities, (ii) comply in all respects with his obligations under Section 5 above, and (iii) deliver to Noram a duly executed full and final release extinguishing all claims and potential claims, regardless of their nature, against Noram, Ausam, any of their affiliates, and their respective directors, employees, agents and benefit plans, in a form reasonably satisfactory to Noram.

Noram will also pay to the Executive the Accrued Pay no later than thirty (30) days following termination of employment.

9.2	If the Executive is working outside of his country of citizenship at the time of termination, he will be repatriated to his country of citizenship and Noram will pay all reasonable expenses incurred in connection therewith as soon as practicable, but no later than sixty (60) days following the date of termination of employment.

10.	TERMINATION — DEATH OF THE EXECUTIVE

10.1	This Agreement and the Executive’s employment shall be deemed to have terminated upon the death of the Executive. Noram shall pay, and shall only be obligated to pay, to

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the Executive’s spouse or legal representative, within five (5) business days of receipt of notice of the Executive’s death:
(a)	the Accrued Pay; and

(b)	an amount equal to the annual target bonus one hundred percent (100%) of Base Salary) for the year in which the Executive’s death occurs multiplied by the fraction of the year during which the Executive was employed, less required withholdings.
11.	TERMINATION UPON PERMANENT DISABILITY OF EXECUTIVE

11.1	In the event that the Executive shall suffer a Permanent Disability, the employment of the Executive may be terminated by Noram upon the giving of Notice of at least thirty (30) days; provided that such termination does not adversely affect the Executive’s entitlement to long-term disability benefits under the Noram employee benefit plan. In such case, Noram will pay to the Executive, within thirty (30) days of termination of employment, (a) the Accrued Pay as of the date of termination, and (b) an amount equal to the annual target bonus (one hundred percent (100%) of Base Salary) for the year in which the Executive’s disability occurs multiplied by the fraction of the year during which the Executive was employed, less required withholdings. Noram shall have no further obligation under this Agreement.

12.	TERMINATION AFTER CHANGE OF CONTROL

12.1	Following a Change of Control or Change in Responsibilities that occurs within twelve (12) months of a Change of Control and is not cured in accordance with Section 1.1(c), the Executive shall have the right, for a period of sixty (60) days, to elect to terminate this Agreement and his employment with Noram (or any successor) by providing notice to Noram (or its successor in accordance with Section 15.1, following which notice:
(a)	Noram (or its successor) shall pay to the Executive an amount equal to one (1) years’ Base Salary as of the date of the Change of Control, plus his Accrued Pay, within thirty (30) days of termination of employment;

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(b)	Noram (or its successor) shall provide the Executive with those insurance coverages listed in Section 9.1, on the same terms and conditions specified in Section 9.1, for a period of up to two (2) years following the Change of Control;

(c)	Noram (or its successor) promptly shall repatriate the Executive, if applicable, in accordance with Section 9.2; and

(d)	All shares of restricted stock granted to the Executive shall be converted, within thirty (30) days of termination of employment, to unrestricted shares, subject to the terms and provisions of the restricted stock plan under which such shares were granted and applicable law.
13.	TERMINATION BENEFITS HEREUNDER IN LIEU OF ALL OTHER RIGHTS
     Any payments or benefits to which the Executive may be entitled under Articles 8 through 12 of this Agreement shall be in lieu of (and not in addition to) any other payments or benefits to which the Executive may otherwise be entitled upon termination of employment, whether under any severance plan, policy or any other practice or agreement of Noram or Ausam. As a condition of receiving termination related payments and benefits under this Agreement, the Executive waives any and all rights to payments and benefits from Noram or Ausam under any other severance plan, policy or other practice or agreement.
14.	SECTION 409A
     Notwithstanding any provision in this Agreement to the contrary, if the payment of any compensation or provision of any benefit hereunder upon termination of employment would be subject to additional taxes and interest under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), because the timing of such payment or benefit is not delayed as provided in Section 409A(a)(2)(B) of the Code, then any such payment or benefit the Executive would otherwise be entitled to during the first six months following the date of the Executive’s termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six (6) months after the date of the Executive’s termination of employment (or if such date does not fall on a business day of Noram, the next following business day of Noram), or such earlier date upon which such amount or benefit can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest. The preceding sentence

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shall apply only to the extent required to avoid the Executive’s incurrence of any additional tax or interest under Section 409A of the Code or the regulations or Treasury guidance promulgated thereunder.
15.	RESIGNATION

15.1	Unless otherwise provided for herein, the Executive shall provide Noram with 90 days advance written notice of resignation. This notice may be waived in whole or in part by Noram.

16.	GENERAL

16.1	This Agreement shall be construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the State of Texas and, where applicable, the federal laws of the United States. Each of the parties hereto consents to the exclusive jurisdiction of the state and federal courts located in Harris County, Texas.

17.	NOTICES

17.1	Any notice or written communication which must be given or sent under this Agreement shall be given or sent by hand or courier delivery or by facsimile transmission and if delivered:
(a) by hand or courier, it shall be deemed to have been validly given or received on the day of delivery to the current address under this Section 17, provided that any delivery made after 4:00 p.m. (local time) on a business day or on at any hour on a day other than a business day shall be deemed to be received on the next following business day; or
(b) by facsimile, it shall be deemed to have been validly given or received on the day sent, if sent prior to 4:00 p.m. (local time) at the place of receipt on a business day with written confirmation of receipt from the sending machine, and otherwise on the business day following the day of transmission by facsimile, with written confirmation of receipt from the sending machine, to the current fax number under this Section 16 as it may be changed pursuant to this Section 17.
17.2	A party may, at any time, change its named recipient, address or facsimile number for the purposes of service by written notice to the other party hereto; provided that, until changed, the contact details shall be:

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(a)	in the case of the Executive:

28403 Teal Court Magnolia, Texas 77355 Tel: 1.281.356.9139 Fax: 1.281.259.0169
(b)	in the case of Noram:

Noram Resources, Inc. 13103 FM1960 — Suite 210 Houston, Texas 77065 Tel: 1.832.678.2200 Fax: 1.832.678.2205
18.	ENTIRE AGREEMENT
18.1	This Agreement constitutes the entire agreement between the parties hereto with respect to the employment of the Executive with Noram, and cancels and supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified in any way except by written instrument signed by the parties hereto.
19.	SEVERABILITY
19.1	In the event that any provisions of this Agreement shall be held by a court or another tribunal of competent jurisdiction to be unenforceable, such provision will be reformed or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.
20.	TIME
20.1	Time shall in all respects be of the essence to this Agreement.
21.	NO ASSIGNMENT
21.1	This Agreement is a personal services agreement and may not be assigned by either party without the prior written consent of the other party, except that this limitation shall not apply to any successor of Noram.

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22.	NO WAIVERS

22.1	The waiver by either party of any breach of the terms of this Agreement shall not operate or be construed as a waiver by that party of any other breach of the same or any other term of this Agreement.

23.	SURVIVAL

23.1	Sections 5, 6 and 7 shall survive the termination of this Agreement.

24.	THIRD-PARTY BENEFICIARY

24.1	The Executive and Noram intend that Ausam be a third-party beneficiary of this Agreement and agree that, as such, Ausam shall be entitled to the benefit of and have the right to enforce its provisions.
IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Illegible	/s/ Curtis E. Weddle, III

Witness	Curtis E. Weddle, III

NORAM RESOURCES, INC.

	BY:	/s/ Mark G. Avery

Mark G. Avery President and CEO

Schedule A
Compensation
1.	Base Salary:
The Executive will be paid a salary of $20,833.00 per month ($250,000.00 annualized), less required withholdings (the “Base Salary”). The Base Salary is inclusive of an automobile allowance in the amount of $1,100 per month. The Base Salary shall be payable in arrears in equal monthly or bi-weekly instalments. The Base Salary shall be reviewed annually and may be increased in the sole discretion of Noram.
2.	Bonus:
The Executive shall be eligible for an annual cash bonus, at the discretion of Noram, based on his performance and the performance of the Company. The target amount of such bonus will be one hundred percent (100%) of annual Base Salary, but the amount, if any, to be awarded shall be at the discretion of Noram, except that if Noram, in its discretion, determines that the Executive, throughout the annual bonus period, has used his best efforts to achieve the company’s objectives, then the Executive shall be entitled to a bonus of not less than twenty (25%) of Base Salary without regard to other criteria established for the purpose of determining the bonus amount.
3.	Benefits:
The Executive shall be eligible to participate in Noram’s benefit plans (Medical and Dental, Group Term Life, Short and Long Term Disability, and 401k) on the same basis as Noram’s comparably situated executive employees, subject to the terms and requirements of the respective plans.
4. Vacation, Holidays and Leave:
     (a) The Executive shall be entitled to four (4) weeks of vacation in each full calendar year of employment with Noram, such vacation to be taken within 12 months of each applicable year end. During 2007, the Executive shall be entitled to four (4) weeks of vacation.
     (b) The Executive shall be entitled to ten (10) paid holidays annually, said holidays to be determined by Noram. During 2007, the Executive shall be entitled to ten (10) paid holidays.
     (c) The Executive shall be entitled to ten (10) paid personal leave days, in lieu of sick leave, annually. During 2007, the Executive shall be entitled to ten (10) paid personal leave days. The Executive may accumulate a maximum of twenty paid personal leave days.

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5.	Restricted Share Options;
The Executive shall be granted 1,000,000 share options for Ausam common stock, subject to the following restrictions.
     (a) The grant shall have an anniversary date of 4 April 2007 and be contingent on execution of this Agreement and commencement of employment.
     (b) The Executive shall not sell, assign, transfer, pledge or otherwise dispose of or encumber any share options with respect to which the restrictions have not lapsed.
     (c) If the Executive’s employment is terminated by Noram for Just Cause or in accordance with Sections 10 or 11, or if the Executive resigns for any reason, then all share options with respect to which restrictions have not previously lapsed under the schedule provided below shall expire and be cancelled. If the Executive’s employment is terminated by Noram for any other reason, then the restrictions shall lapse with respect to any share options that remain restricted as of the date of the termination of employment.
     (d) The restrictions will lapse, and the Executive will receive unrestricted share options as follows: one-third of the total grant (i.e., 333,333 share options) on 4 April 2007; one-third of the total grant on 4 April 2008, and one-third of the total grant on plus one (1) share option on 4 April 2009 unless as otherwise agreed between the Executive and the Company.
     (e) The Executive will have no rights as a stockholder and no rights to receive dividend or equivalent payments with respect to share options that may be received by Executive upon the lapse of restrictions until the restrictions have lapsed and those share options are exercised as registered shares in Executive’s name on the books of Ausam’s transfer agent.
     (f) The Executive must pay any taxes that are required to be withheld by Noram or Ausam in respect of the within grant. Executive may pay such amounts in cash or make other arrangements satisfactory to Noram and Ausam for payment of such amounts. Executive agrees that Noram, in its sole discretion and to the fullest extent permitted by law, shall have the right to demand that Executive pay such amounts in cash, deduct such amounts from any payments of any kind otherwise due to Executive, or withhold from share options for which restrictions have lapsed the number of shares having an aggregate market value at the time equal to the amount Executive owes.
     (g) By accepting a grant of share options, Executive agrees that if Noram determines that Executive engaged in Conduct Detrimental to Noram or Ausam during his employment or during the one-year period following the termination of Executive’s employment, Executive shall be required to return to Noram or Ausam, upon demand, and without compensation therefore, some or all of the share options on which restrictions have lapsed and which are still owned or controlled by the Executive. The Executive understands and agrees that the return of share options is in addition to and separate from any other relief available to Noram or Ausam due to Executive’s Conduct Detrimental to Noram or Ausam. Conduct Detrimental to Noram, as used in this section, means:

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(i) The Executive gives Just Cause for termination as defined in Section 1.1(f) (whether or not such cause is discovered by Noram prior to the termination of Executive’s employment); (ii) Executive breaches his obligations to Noram under this Agreement with respect to Confidential Information; (iii) Executive competes with Noram in breach of this Agreement; or (iv) Executive solicits Noram’s employees or consultants or business interests in breach of this Agreement.
     (h) The Executive understands and agrees that Section 5(g) does not prohibit Executive from competing with Noram or soliciting Noram’s employees or business interests, but requires only return of equity in the event of such competition or solicitation in violation of other provisions of the Agreement of which this Schedule A is a part. The Executive further acknowledges and agrees that the grant of an equity interest in Ausam gives rise to Noram, Ausam, and Ausam’s shareholders’ need to protect themselves from Conduct Detrimental to Noram or Ausam.
     (i) The Executive further acknowledges and agrees that the future value of the share options he is to be granted is unknown and cannot be predicted with certainty; and that Executive will have no rights to compensation or damages related to those shares in consequence of the termination of Executive’s employment for any reason whatsoever, whether or not in breach of contract.
     (j) Upon termination of or resignation from employment for any reason, the Executive agrees that Noram or Ausam shall have the right of first refusal to purchase all share options in Ausam owned by Executive, and that Executive shall offer such share options on the same terms, including price, on which such share options may be purchased by any other person or entity, first to Noram at least ninety (90) days in advance of any sale by Executive of such share options, with such offer to remain open for at least thirty (30) days.
     (k) Except as may be otherwise expressly provided herein, the grant of share options shall be subject to and governed by the terms and provisions of the stock option plan to be adopted by Ausam. Notwithstanding any contrary provision contained herein, the grant and all conditions and actions related to the share options shall be in compliance with all applicable legal requirements, and any provisions contained herein which are contrary to such legal requirements shall be reformed to comply with such requirements.
6.	Sign-on Bonus:
The Executive will receive a sign-on bonus of US$100,000.00, less required withholdings, as soon as practicable following execution of this Agreement and commencement of employment.

Noram Resources, Inc.
Executive Employment Agreement	Page 18 of 18
Schedule B
Potential Business Conflicts
NONE